                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement             [_]  Confidential, for Use of the
                                                  Commission Only (as permitted
                                                  by Rule 14a-6(e)(2)
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                              INTERMET CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

    -----------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(j)(2) or
     Item 22(a)(2) of Schedule 14A.
[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

     1)    Title of each class of securities to which transaction applies:

     2)    Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)    Proposed maximum aggregate value of transaction:

     5)    Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)    Amount Previously Paid:
     2)    Form, Schedule or Registration Statement No.:
     3)    Filing Party:
     4)    Date Filed:

Notes:

                              [ART APPEARS HERE]

                              INTERMET CORPORATION
                                   SUITE 1600
                             2859 PACES FERRY ROAD
                             ATLANTA, GEORGIA 30339

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 27, 1995

  The annual meeting of shareholders of Intermet Corporation (the "Company") will be held on Thursday, April 27, 1995, at 9:00 a.m. at Cobb Galleria Centre, Two Galleria Parkway, Atlanta, Georgia, for the purpose of considering and voting upon the following matters, all of which are described in the attached Proxy Statement:

    1. The election of twelve directors to constitute the Board of Directors and to serve until the next Annual Meeting and until their successors are elected and qualified.

    2. The approval of the Intermet Corporation Executive Stock Option and Incentive Award Plan.

    3. The appointment of Ernst & Young LLP as the independent auditors of the Company for 1995.

    4. Such other matters as may properly come before the meeting or any adjournment thereof.

  Only shareholders of record at the close of business on March 16, 1995, will be entitled to notice of and to vote at the meeting or any adjournment thereof.

  A Proxy Statement and a Proxy solicited by the Board of Directors are enclosed. Please sign, date and return the Proxy promptly in the enclosed business reply envelope. If you attend the meeting, you may, if you wish, withdraw your Proxy and vote in person.

  Also enclosed is the Company's 1994 Annual Report to Shareholders, which contains financial data and other information concerning the Company.

                                          By Order of the Board of Directors,

                                          James W. Rydel
                                          Vice President - Administration
                                          and Secretary

March 27, 1995

PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.

                              INTERMET CORPORATION
                                   SUITE 1600
                             2859 PACES FERRY ROAD
                             ATLANTA, GEORGIA 30339

                                PROXY STATEMENT

  This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Intermet Corporation (the "Company") for use at the annual meeting of shareholders of the Company (the "Annual Meeting") to be held on April 27, 1995, and any adjournment thereof, for the purposes set forth in the accompanying notice of the meeting.

  The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Company. Copies of solicitation materials may be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to beneficial owners of shares of the Company's Common Stock, and normal handling charges may be paid for the forwarding service. In addition to solicitations by mail, directors and regular employees of the Company may solicit Proxies in person, or by telephone or telegraph. It is anticipated that this Proxy Statement and the accompanying Proxy will first be mailed to shareholders on or about March 27, 1995.

  Any Proxy given pursuant to this solicitation may be revoked without compliance with any other formalities by any shareholder who attends the meeting and gives oral notice of his or her election to vote in person. In addition, any Proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering to the Secretary of the Company a notice of revocation or a duly executed Proxy for the same shares bearing a later date.

  THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES, TO ANY RECORD OR BENEFICIAL OWNER OF ITS COMMON STOCK AS OF MARCH 16, 1995 WHO REQUESTS A COPY. ANY REQUEST FOR THE ANNUAL REPORT ON FORM 10-K SHOULD BE IN WRITING ADDRESSED TO:

                     JAMES W. RYDEL, SECRETARY
                     INTERMET CORPORATION
                     SUITE 1600, 2859 PACES FERRY ROAD
                     ATLANTA, GEORGIA 30339

IF THE PERSON REQUESTING THE REPORT WAS NOT A SHAREHOLDER OF RECORD ON MARCH 16, 1995, THE REQUEST MUST INCLUDE A REPRESENTATION THAT THE PERSON WAS A BENEFICIAL OWNER OF COMMON STOCK ON THAT DATE. COPIES OF ANY EXHIBITS TO THE ANNUAL REPORT ON FORM 10-K WILL ALSO BE FURNISHED TO SHAREHOLDERS ON REQUEST AND UPON THE PAYMENT OF THE COMPANY'S EXPENSE IN FURNISHING THE EXHIBITS.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

  The record of shareholders entitled to vote at the Annual Meeting was taken as of the close of business on March 16, 1995. On that date the Company had outstanding and entitled to vote 24,662,225 shares of Common Stock, par value $0.10 per share, with each share entitled to one vote. All references in this Proxy Statement to percentages of shares beneficially owned are based on 25,056,719 shares of Common Stock deemed outstanding (which includes options exercisable at January 1, 1995 to purchase 412,000 shares of Common Stock held by current directors and executive officers).

  The following table sets forth certain information concerning the only "persons" (as that term is defined by the Securities and Exchange Commission ("SEC")) who are known to the Company to be the beneficial owners of more than five percent (5%) of the Company's Common Stock, which is its only class of voting securities, as of January 1, 1995, and the ownership of the Company's Common Stock as of that date by the directors and each of the Named Officers (as defined under "Executive Compensation" below), and by all current directors and executive officers of the Company as a group.

                                      NUMBER OF SHARES
               OWNER                 OWNED BENEFICIALLY    PERCENT OF CLASS
               -----                 ------------------    ----------------
George W. Mathews, Jr.                   4,614,521(1)            18.4%
 212 Townsend Place
 Atlanta, Georgia 30327

The Prudential Insurance Company of      2,364,846(2)             9.4%
 America
 Prudential Plaza
 Newark, NJ 07101

David L. Babson & Company, Inc.          2,180,500(3)             8.7%
 One Memorial Drive
 Cambridge, MA 02142

J.P. Morgan & Co. Incorporated           1,553,600(4)             6.2%
 60 Wall Street
 New York, NY 10260

Trust Company Bank (as Trustee for       1,502,247                6.0%
 Intermet Corporation
 Employee Stock Ownership Trust)
 25 Park Place, N.E.
 Atlanta, GA 30303

John Doddridge                             150,000(5)             *
Vernon R. Alden                             21,500(6)             *
J. Frank Broyles                            77,310(6)             *
John P. Crecine                              6,217(7)             *
Anton Dorfmueller, Jr.                      16,000(8)             *
John B. Ellis                               22,000(6)(15)         *
Wilfred E. Gross, Jr.                      479,500(6)             1.9%
A. Wayne Hardy                             126,578(6)             *
Harold C. McKenzie, Jr.                     47,300(6)(9)          *
J. Mason Reynolds                           18,500(10)            *
Curtis W. Tarr                             136,573(11)            *
John D. Ernst                              126,918(12)            *
Daryl R. Marsh                              13,600                *
James W. Rydel                              29,818(13)            *

All Executive Officers                   6,034,442(14)           24.1%
 and Directors as a Group
 (19 persons)

- ----------
 *Less than one percent
 (1) Does not include 723,300 shares of Common Stock owned of record by Mr. Mathews' wife, as trustee for their adult children, and 493,450 shares of Common Stock held of record by Mr. Mathews' adult children, as to which shares Mr. Mathews disclaims beneficial ownership. Includes exercisable options at January 1, 1995 for 52,500 shares of Common Stock.

 (2) Includes 2,364,400 shares with respect to which The Prudential Insurance Company of America ("Prudential") has sole voting and dispositive power and 466 shares with respect to which Prudential has shared voting and dispositive power, as reported on Schedule 13G, dated as of December 31, 1994, filed with the SEC.
 (3) Includes 1,235,700 shares with respect to which David L. Babson & Company, Inc. ("Babson") has sole voting power and 944,800 shares with respect to which Babson has shared voting power. Babson has sole dispositive power with respect to 2,180,500 shares, as reported on Schedule 13G, dated as of December 31, 1994, filed with the SEC.
 (4) Includes 891,100 shares with respect to which J.P. Morgan & Co., Incorporated ("Morgan") has sole voting power and 1,553,600 shares with respect to which Morgan has sole dispositive power, as reported on
     Schedule 13G, dated as of December 31, 1994, filed with the SEC.
 (5) Includes presently exercisable options for 100,000 shares of Common Stock.
 (6) Includes presently exercisable options for 12,000 shares of Common Stock.
 (7) Includes presently exercisable options for 2,000 shares of Common Stock.
 (8) Includes presently exercisable options for 6,000 shares of Common Stock.
 (9) Includes 35,300 shares of Common Stock held as co-trustee under the will of Mr. McKenzie's father.
(10) Includes presently exercisable options for 8,000 shares of Common Stock.
(11) Includes exercisable options at January 1, 1995 for 51,000 shares of Common Stock.
(12) Includes presently exercisable options for 35,000 shares of Common Stock.
(13) Includes presently exercisable options for 19,000 shares of Common Stock.
(14) Includes exercisable options at January 1, 1995 for 412,000 shares of Common Stock.
(15) Does not include 13,500 shares of Common Stock owned by a corporation of which Mr. Ellis is a director and minority shareholder.

                      NOMINATION AND ELECTION OF DIRECTORS

                                  (PROPOSAL 1)

  The By-Laws of the Company provide that the Board of Directors shall consist of twelve directors. The term of office for each director continues until the next annual meeting and until his successor is elected and qualified.

  Each Proxy executed and returned by a shareholder will be voted as specified thereon by the shareholder. If no specification is made, the Proxy will be voted for the election of the nominees named below to constitute the entire Board of Directors. In the event that any nominee withdraws or for any reason is not able to serve as a director, the Proxy will be voted for such other person as may be designated by the Board of Directors as a substitute nominee, but in no event will the Proxy be voted for more than twelve nominees. Management of the Company has no reason to believe that any nominee will not serve if elected. All of the nominees are currently directors of the Company.

  Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election at a meeting at which a quorum is present. A quorum is present when the holders of a majority of the shares outstanding on the record date are present at a meeting in person or by proxy. An abstention and a broker non-vote would be included in determining whether a quorum is present at a meeting, but would not otherwise affect the outcome of a vote.

                    INFORMATION ABOUT NOMINEES FOR DIRECTOR

  The following information, as of January 1, 1995, has been furnished by the respective nominees for director. Except as otherwise indicated, each nominee has been or was engaged in his present or last principal employment, in the same or a similar position, for more than five years.

NAME (AGE)                         INFORMATION ABOUT NOMINEE

John Doddridge (54)........  Chairman of the Board and Chief Executive Officer
                             since October 27, 1994. Mr. Doddridge was Vice Chairman and Chief Executive Officer of Magna International, Inc., a supplier of motor vehicle parts, from November 1992 until November 1994, where he also served as a director. From mid-1989 to 1992 he served as President of North American Operations of Dana Corporation, a motor vehicle parts manufacturer, and prior to mid-1989 he served as President of Hayes-Dana Inc., a subsidiary of Dana Corporation. Mr. Doddridge serves as a director of Detroit Diesel Corporation.

Vernon R. Alden (71).......  Director of the Company since 1986. A director and trustee of several organizations, Mr. Alden was Chairman of the Board and Executive Committee of The Boston Company, Inc., a financial services company, from 1969 to 1978 and President of Ohio University from 1962 to 1969. He is also a director of Augat, Inc., Colgate-Palmolive Company, Digital Equipment Corporation and Sonesta International Hotels Corporation.

J. Frank Broyles (70)......  Director of the Company since 1986 and its predecessor from 1977 to 1984. Mr. Broyles has been Athletic Director of the University of Arkansas since 1958.

John P. Crecine (55).......  Director of the Company since 1993. Mr. Crecine has served as Chairman and Chief Executive
                             Officer of Integrated Digital Systems, Inc. since mid-1994. He was President of the Georgia Institute of Technology from 1987 to mid-1994. Previously he served as a professor at the University of Michigan and founding director of the Institute of Public Policy Studies from 1965 to 1975. He became Dean of the College of Humanities and Social Sciences at Carnegie Mellon University in 1976, a position he held until 1983 when he became the University's Senior Vice President for Academic Affairs. He held that position until his Georgia Tech appointment. Mr. Crecine is a director of HBO and Co.
Anton Dorfmueller, Jr.
(68).......................  Director of the Company since 1991. Mr.
                             Dorfmueller served as North American agent to Red Rock International, a robotics manufacturer, during 1994. From 1988 to 1994 he served as a consultant to Andersen Consulting. Mr. Dorfmueller retired in 1988 as a Group Vice President of Ashland Chemical Company.

John B. Ellis (70).........  Director of the Company since 1989. A private investor, Mr. Ellis retired in 1986 as Senior Vice President--Finance and Treasurer of Genuine Parts Co., an automotive parts distributor, where he had been employed in various capacities since 1974. Mr. Ellis is a director of Flowers Industries, Inc., Genuine Parts Co., Hughes Supply, Inc., Oxford Industries, Inc., and Interstate/Johnson Lane, Inc.

NAME (AGE)                         INFORMATION ABOUT NOMINEE

Wilfred E. Gross, Jr.
(66).......................  Director of the Company and its predecessor since
                             1971. Mr. Gross is Chief Executive Officer of W.T. Harvey Lumber Company in Columbus, Georgia.

A. Wayne Hardy (58)........  Director of the Company and its predecessor since
                             1978. Mr. Hardy is a private investor and
                             consultant. He was Chairman and Chief Executive Officer of Eastern Inter-Trans Services, Inc. from 1986 to 1992. From 1975 to 1986 Mr. Hardy was a Vice President of the Company and its predecessor.
George W. Mathews, Jr.
(67).......................  Director of the Company and its predecessor since
                             1971, Mr. Mathews is the founder of the Company and was Chairman of the Board and Chief Executive Officer of the Company from 1971 until October 1994. He retired from the Company in December 1994. Mr. Mathews serves as a director of Metrotrans Corporation.
Harold C. McKenzie, Jr.
(63).......................  Director of the Company and its predecessor since
                             1971. Mr. McKenzie retired at the end of 1986 from Southern Electric International, Inc., a subsidiary of The Southern Company, with which he was affiliated for thirty years. He had served as Executive Vice President of Georgia Power Company and as President and CEO of Southern Electric International, Inc. He was Chairman and CEO of Machine Technologies, Inc. of Martinsville, Virginia, from 1986 until 1989 and a commercial real estate broker with Haas & Dodd Realty Co. in Atlanta, Georgia from 1989 to 1991. Mr. McKenzie is presently serving as Facilities Coordinator for The Carter Center of Emory University.

J. Mason Reynolds (68).....  Director of the Company since 1990. From 1986 until his retirement in 1989, Mr. Reynolds was Executive Vice President of Allied Signal Corp. and President of its Automotive Sector, which manufactures automobile parts.

Curtis W. Tarr (70)........  Director of the Company since 1984. Mr. Tarr retired as Vice Chairman of the Board as of December 31, 1994, a position he held since 1992. At that time he also retired as President of Intermet International, Inc. a position he held since 1991. He served as a consultant to the Company from late 1989 through 1990. Mr. Tarr was a professor and Dean of the Johnson School of Management at Cornell University from 1984 through 1989 and remained a professor there until 1990. He was a Vice President of Deere & Co., a farm equipment manufacturer, from 1973 to 1983. Mr. Tarr was President of Lawrence University, Appleton, Wisconsin, from 1963 to 1969 and an Undersecretary of State from 1972 to 1973. He is also a director of George Banta Co., Inc., a commercial printer, and of State Farm Insurance Companies.

  There are no family relationships among the executive officers and directors of the Company.

  Directors who are not officers of the Company receive a retainer of $3,000 per quarter, $1,500 for each Board of Directors meeting attended, and $1,000 for each committee meeting attended. Directors are reimbursed for expenses incurred in attending Board of Directors and committee meetings.

  Mr. Crecine was late in reporting on Form 4 sales of Common Stock in May and June 1994.

                   PROPOSAL TO ADOPT THE INTERMET CORPORATION
                EXECUTIVE STOCK OPTION AND INCENTIVE AWARD PLAN

                                  (PROPOSAL 2)

GENERAL

  The following description of the material features of the Intermet Corporation Executive Stock Option and Incentive Award Plan (the "Plan") is a summary and is qualified in its entirety by reference to the Plan, as proposed to be adopted by the shareholders, a copy of which will be provided to any shareholder upon written request to James W. Rydel, Secretary of the Company, at the Company's address.

  The Board of Directors approved the adoption of the Plan on February 9, 1995, subject to shareholder approval. The Plan, if approved by the shareholders, will be effective as of the date of shareholder approval, and will terminate on the day immediately prior to the tenth anniversary thereof, unless earlier terminated by the Board of Directors. The number of shares of the Common Stock authorized for issuance under the Plan will be 1,500,000 shares (approximately 6% of the presently outstanding shares of Common Stock).

  The Plan provides for the grant of incentive stock options ("ISOs"), nonqualified stock options ("NQOs"), restricted stock and common stock without restriction to key employees of the Company and its subsidiaries. Grants of stock options may no longer be made under the Company's Key Individual Stock Option Plan as it has expired.

  As of the date hereof, no benefits or amounts that will be received by or allocated to John Doddridge, Chairman and Chief Executive Officer, any of the Named Officers (as defined below under "Executive Compensation"), the current executive officers as a group or nonexecutive officers as a group is known. Non-employee directors are not eligible to receive awards under the Plan.

PURPOSE

  The purpose of the Plan is to promote the long-term success of the Company and its subsidiaries by providing financial incentives to key employees who are in positions to make significant contributions toward such success. The Plan is designed to attract individuals of outstanding ability to employment with the Company and its subsidiaries, to encourage key employees to acquire a proprietary interest in the Company and to continue their employment with the Company or its subsidiaries and to render superior performance during such employment.

ADMINISTRATION

  The Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee"), which has authority to determine the individuals to whom awards will be granted, the form and amount of the awards, the dates of the grant and other terms of each award and also has authority to amend or waive the terms of outstanding awards, within the parameters of the Plan. The Committee will be composed at all times of not less than three members of the Board of Directors who satisfy the "disinterested administration" requirement of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act").

DESCRIPTION OF AWARDS UNDER THE PLAN

  Options. Key fulltime, salaried employees of the Company or any of its subsidiaries will be eligible for consideration as participants under the Plan. The Plan will provide for grants to key employees of both ISOs, as defined in
Section 422 of the Internal Revenue Code of 1986, as amended, and NQOs. Holders of greater than 10% of the outstanding Common Stock are not eligible for ISOs, and certain executive officers, including the Named Officers, cannot receive grants of options for more than 100,000 shares in any twelve-month period. The exercise price of an option granted under the Plan will be determined by the Committee at the time of grant. The exercise price of an ISO may not be less than the fair market value on the date of grant of the shares subject to such option. The exercise price of an NQO, however, may, at the discretion of the Committee, be less than the fair market value of the shares subject to such option at the time of grant, but not less than 85% of the fair market value on the date of grant of the shares subject to such option (or such lower percentage of fair market value as may be established by the Internal Revenue Service as the limit for granting discounted stock options without causing immediate tax consequences to the employee). Full payment of the option exercise price must be made by the optionee when an option is exercised. The exercise price may be paid in cash, by tendering shares of Common Stock, valued at fair market value on the date of option exercise, or in any combination of cash and shares. The proceeds received by the Company from exercises of options under the Plan will be used for general corporate purposes.

  The period of exercise of an option will be determined by the Committee at the time of grant. Unless otherwise provided by the Committee, options will not be exercisable prior to twelve months from the date of grant, and after such date will be exercisable in an amount equal to 25% of the option per year, with full vesting four years after the date of grant. In the event of a change in control of the Company (as defined in the Plan), all NQOs and ISOs become fully vested and exercisable. No option may expire any later than the tenth anniversary of the date of grant unless otherwise provided by the Committee. Unless otherwise specified by the Committee, no option may be sold, transferred or assigned except by will or the laws of descent and distribution.

  If an optionee dies while actively employed, all of his or her options immediately vest and remain exercisable until their expiration date or for one year after his or her death, whichever period is shorter. If the employment of an optionee is terminated by reason of disability (as defined in the Plan), all of his or her outstanding options immediately vest as of the date the Committee determines the disability to have commenced and will remain exercisable at any time prior to the expiration date or for one year after the date that the Committee determines the disability commenced, whichever is shorter. If any optionee retires (as defined in the Plan), all options granted to him or her immediately vest and remain exercisable at any time prior to the expiration date or for three years after the effective date of retirement, whichever is shorter. If employment of an optionee terminates by reason of a disability or retirement and the optionee dies within the exercise period following such termination, then the remaining exercise period under outstanding options equals one year following death or the remaining portion of the exercise period that was triggered by the employment termination, whichever is longer. If the employment of an optionee terminates for any other reason, all options held by him or her which are not vested as of the effective date of the termination will be forfeited. If the employment is terminated for cause (as defined in the Plan) or such optionee voluntarily terminates employment, the option rights under any then vested outstanding options will immediately terminate. If the optionee's employment is terminated by the Company without cause, any options vested as of his or her date of termination remain exercisable at any time prior to the expiration date or for one year after the date of termination, whichever is shorter.

  RESTRICTED STOCK; STOCK AWARDS. The Committee may from time to time grant Common Stock to employees, with such terms and conditions, and the amount of payment, if any, to be made by employees for such stock as the Committee determines. The Committee may grant such stock without restrictions of any type (a "Stock Award") or with vesting restrictions ("Restricted Stock"). All Restricted Stock that is not vested will be forfeited unless the employee remains employed on a full-time basis until the Restricted Stock is vested and all other conditions prescribed by the Committee are met. The Committee may waive or amend any restrictions with respect to Restricted Stock at any time after the date of grant. Restricted Stock Stock Awards will be registered in the name of the employee but retained by the Company or its agent until lapse of the restrictions. The employee will have the right to vote the Restricted Stock and to receive dividends with respect to it, except that the right to receive cash dividends on Restricted Stock will be paid in cash or Restricted Stock, as determined by the Committee. Restricted Stock will not be transferrable or assignable until fully vested. In the event that a change in control of the Company occurs (as defined in the Plan), all vesting requirements with respect to a grant of Restricted Stock lapse, and such stock will be delivered to the employee.

  GENERAL. The receipt of Stock Awards, Restricted Stock and Common Stock upon exercise of options granted under the Plan will be contingent upon the compliance with federal and state securities laws and The Nasdaq Stock Market or exchange listing requirements. In the event of changes in the outstanding shares of the Common Stock by reason of stock dividends, recapitalizations, reclassifications, split-ups or consolidation or other changes in the Common Stock, the aggregate number and class of shares available under the Plan and the maximum number of shares as to which options may be granted shall be appropriately adjusted by the Committee.

  The Plan may, from time to time, be terminated, suspended or amended by the Board of Directors. However, without the approval of the shareholders, no such amendment may: (a) materially modify eligibility requirements under the Plan;
(b) increase the total number of shares which may be granted under the Plan, except as required under any adjustment described above; (c) extend the term of the Plan; (d) amend the Plan in any other manner which the Board of Directors, in its discretion, determines should become effective only if approved by the shareholders even though such shareholder approval is not expressly required by the Plan or by law; or (e) become effective without shareholder approval if required for transactions under the Plan to continue to comply with Rule 16b-3 under the Exchange Act.

TAX CONSEQUENCES

  There are no federal tax consequences to the optionee or the Company on the granting of options under the Plan. The federal tax consequences upon exercise of the option will vary depending on whether the option is an ISO or an NQO.

  Under current tax law, a holder of an ISO under the Plan will not realize taxable income upon the grant or exercise thereof. However, depending upon the holder's income tax situation, the exercise of the ISO may have alternative minimum tax implications. The amount of gain which the employee must recognize is equal to the amount by which the value of the Common Stock on the date of the sale exceeds the option price. If the optionee disposes of the stock after the required holding period, that is, no earlier than a date which is two years after the date of grant of the option and one year after the date of exercise, the optionee will recognize capital gain or loss at the time of the disposition. The Company will not be entitled to a tax deduction if the optionee satisfies these holding period requirements. If disposition occurs prior to the expiration of the holding period, the gain is ordinary income, and the Company is entitled to a tax deduction equal to the amount of income recognized by the optionee.

  An optionee will not realize income when an NQO is granted to him or her. Upon exercise of such option, however, the optionee must recognize ordinary income to the extent that the fair market value of the Common Stock on the date the option is exercised exceeds the option price. Any such gain is taxed in the same manner as ordinary income in the year the option is exercised. Any gain recognized upon the disposition of the shares of stock obtained by the exercise of an NQO will be taxed at capital gains rates if the employee holds the shares of stock for at least one year after the exercise of the NQO. The Company will not experience any tax consequences upon the grant of an NQO, but will be entitled to take an income tax deduction equal to the amount which the option holder recognizes as income (if any) when the NQO is exercised.

  The granting of Restricted Stock will not be a taxable event to the employee or result in a tax deduction for the Company at the time of grant. Upon the lapse or termination of the restrictions, the employee will recognize ordinary income equal to the fair market value of the portion of the Restricted Stock no longer subject to restrictions, less the amount of any payment by the employee for such Restricted Stock. The Company will be entitled to an income tax deduction in the same amount at the time the employee is required to recognize the income.

  Since Stock Awards are not subject to restrictions under the Plan, at the time of the award, the employee will recognize ordinary income equal to the fair market value of the Stock Award on the date of the award, less the amount of any payment by the employee for such Stock Award. The Company will be entitled to an income tax deduction in the same amount at the time the employee is required to recognize the income.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

  In order for the Common Stock to continue to be eligible for listing on The Nasdaq Stock Market, shareholder approval is required for plans pursuant to which options and awards of Common Stock may be granted to officers and directors. In addition, shareholder approval of the Plan may afford executive officers of the Company greater flexibility under federal securities laws in connection with the purchase and sale of Common Stock of the Company. For these reasons, shareholder approval is sought for the Plan.

  To be adopted, the Plan proposal must be approved by the holders of a majority of the Common Stock having voting power and who are present in person or by proxy at a meeting at which a quorum is present. A quorum is present when the holders of a majority of the shares outstanding on the record date are present at a meeting in person or by proxy. Abstentions and broker non-votes would be included in determining whether a quorum is present at a meeting. A broker non-vote would have no effect on the outcome of the vote on the proposal to adopt the Plan, but an abstention would have the effect of a vote against the Plan.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSAL, AND THE ENCLOSED PROXY WILL BE VOTED IN THAT MANNER UNLESS THE SHAREHOLDER EXECUTING THE PROXY SPECIFICALLY VOTES TO THE CONTRARY OR ABSTAINS FROM VOTING ON THIS PROPOSAL.

                             EXECUTIVE COMPENSATION

  The following table sets forth the annual and long-term compensation paid by the Company and its subsidiaries to the Company's Chief Executive Officer and former Chief Executive Officer and to the four most highly compensated executive officers of the Company (collectively, the "Named Officers") for services rendered to the Company during 1994, 1993 and 1992.

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                   COMPENSATION AWARDS
                                                               -----------------------------
                                                                               SECURITIES
                              ANNUAL COMPENSATION                              UNDERLYING
                             ----------------------            RESTRICTED     OPTIONS/SARS    ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR SALARY  BONUS (2)     OTHER  STOCK AWARD   (NO. OF SHARES) COMPENSATION
- ---------------------------  ---- ------- ---------    ------- -----------   --------------- ------------
John Doddridge..........
 Chairman of the Board       1994 $29,168 $127,500(3)  $96,591  $165,000(4)      100,000        $  --
 and Chief Executive         1993     --       --          --        --              --            --
 Officer (1)                 1992     --       --          --        --              --            --
George W. Mathews, Jr. .     1994 264,924      --          --        --           20,000        36,109(5)
 Former Chairman of the      1993 289,008      --        1,313       --           16,000        17,814
 Board, Chief Executive      1992 331,508      --        1,312       --           16,000        17,188
 Officer and President
Curtis W. Tarr..........     1994 185,016  100,000       1,661       --           16,000        12,025(6)
 Former Vice Chairman of     1993 185,016      --        1,661       --           14,000        14,476
 the Board of the            1992 185,016      --        1,661       --           14,000        16,432
 Company and President,
 Intermet International,
 Inc.
John D. Ernst...........
 Vice President -
  Finance, Chief             1994 180,000      --        1,254       --           16,000        14,664(7)
 Financial Officer, and      1993 140,016   10,000       1,254       --           14,000        14,664
 Treasurer                   1992 140,016      --        1,254       --           14,000        15,921
Daryl R. Marsh..........     1994 177,840   60,000         --        --           16,000        12,025(6)
 Vice President -            1993  65,628   68,000         --        --              --            381
  Machining Services         1992     --       --          --        --              --            --
James W. Rydel..........
 Vice President -            1994 170,016      --        1,318       --           14,000        12,025(6)
  Administration and         1993 110,016   15,000       1,146       --           12,000        10,276
 Secretary                   1992 110,016      --        1,146       --           12,000        10,621

- ----------
(1) Mr. Doddridge was hired October 27, 1994, and the Company commenced paying a salary and bonus to him on December 1, 1994.
(2) The Company has reported bonuses in this Proxy Statement in the year earned, not in the year paid.
(3) Includes 20,000 shares of Company Common Stock with a value of $115,000 on the date of award.
(4) Mr. Doddridge owns 30,000 shares of restricted stock with the value shown, based on the closing per share sale price of Company Common Stock on the date of award. Mr. Doddridge will receive any dividends paid with respect to the restricted stock. The restricted stock vests at the rate of 10,000 shares on each of the first, second and third anniversaries of the date of award. No other Named Officer owns restricted stock. The value of Mr. Doddridge's restricted stock at December 30, 1994 was $202,500.
(5) Includes (i) premiums of $1,525 paid by the Company under the Company's life insurance program pursuant to which the Company provides all employees with life insurance payable to the employee's and his dependents' designated beneficiaries (the "Life Insurance Program"); (ii) Company matching Profit Sharing Plan contributions in the aggregate amount of $3,000; and (iii) retirement compensation in the amount of $31,584.
(6) Includes (i) premiums under the Life Insurance Program of $1,525; (ii) a Company ESOP contribution of $4,500; and (iii) Company and Company matching Profit Sharing Plan contributions in the aggregate amount of $6,000.

(7) Includes (i) premiums under the Life Insurance Program of $1,525 and for split dollar life insurance of $2,639; (ii) a Company ESOP contribution of $4,500; and (iii) Company and Company matching Profit Sharing Plan contributions in the aggregate amount of $6,000.

  OPTION GRANTS. Shown below is further information on grants of stock options during 1994 to the Named Officers, which are reflected in the Summary Compensation Table. No stock appreciation rights were granted during 1994, and none of the Company's compensation plans currently provides for the grant of stock appreciation rights.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                         POTENTIAL REALIZABLE VALUE
                           NO. OF                                          AT ASSUMED ANNUAL RATES
                         SECURITIES    % OF TOTAL                              OF STOCK PRICE
                         UNDERLYING   OPTIONS/SARS                              APPRECIATION
                          OPTION/      GRANTED TO                            FOR OPTION TERM (3)
                            SARS       EMPLOYEES   EXERCISE EXPIRATION   ---------------------------
          NAME            GRANTED       IN 1994     PRICE      DATE       0%       5%        10%
          ----           ----------   ------------ -------- ----------   ----  ---------- ----------
John Doddridge..........  100,000        24.5%      $ 5.75   12-01-04      --    $361,618   $916,378
George W. Mathews, Jr...   14,000(1)      3.4%       10.11   03-01-95(2)   --           0        835
                            6,000(1)      1.5%        9.19   03-01-95(2)   --       2,931      5,878
Curtis W. Tarr..........   16,000(1)      3.9%        9.19   03-31-95(2)   --       8,433     16,968
John D. Ernst...........   16,000(1)      3.9%        9.19   02-10-04      --      92,473    234,338
Daryl R. Marsh..........   16,000(1)      3.9%        9.19   02-10-04      --      92,473    234,338
James W. Rydel..........   14,000(1)      3.4%        9.19   02-10-04      --      80,914    205,045

- ----------
(1) 25% are exercisable on the first anniversary of the grant date, 50% are exercisable on the second anniversary of the grant date, 75% are exercisable on the third anniversary of the grant date and 100% are exercisable on the fourth anniversary of the grant date.
(2) Options expire three months after retirement date.
(3) "Potential Realizable Value" is disclosed in response to SEC regulations that require such disclosure for illustration only. The values disclosed are not intended to be, and should not be interpreted as, representations or projections of the future value of the Company's Common Stock or of the stock price. To lend perspective to the illustrative "Potential Realizable Value," if the Company's Common Stock price increases 5% per year for 10 years from January 1, 1994 (disregarding any dividend payments and assuming for purposes of the calculation a constant number of shares outstanding), the total increase in value of all shares outstanding at January 1, 1994 would be approximately $143,000,000, and if the stock price increases 10% per year over such period, the increase in value would be approximately $362,000,000.

  FISCAL YEAR-END VALUES. Shown below is information with respect to unexercised options to purchase the Company's Common Stock held by the Named Officers at December 31, 1994. No options were exercised during 1994 by a Named Officer.

                         FISCAL YEAR-END OPTION VALUES

                            NO. OF SHARES SUBJECT TO    VALUE OF UNEXERCISED
                            UNEXERCISED OPTIONS/SARS  IN-THE-MONEY OPTIONS/SARS
                            HELD AT DECEMBER 31, 1994   AT DECEMBER 31, 1994
                            ------------------------- -------------------------
        NAME                EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
        ----                ----------- ------------- ----------- -------------
John Doddridge.............   100,000         --       $100,000      $  --
George W. Mathews, Jr......    52,000      44,000         8,873       2,958
Curtis W. Tarr.............    51,000         --          7,420         --
John D. Ernst..............    35,000      37,000        11,130       3,710
Daryl R. Marsh.............       --       16,000           --          --
James W. Rydel.............    19,000      31,000         6,360       2,120

 Employment Agreements and Termination of Employment Arrangements.

  Mr. Doddridge. The Company entered into an employment agreement with Mr. Doddridge as of December 1, 1994. The agreement provides for a term ending on December 31, 1997, but it automatically extends on a daily basis such that the remaining term is always two years. Either the Company or Mr. Doddridge may terminate this automatic extension, in which event the agreement will terminate two years from such date. The agreement provides for a minimum annual base salary of $350,000 and an annual bonus based on the Company's income, with a minimum bonus of $150,000 annually, except that the bonus will be prorated for the first year of the term. The agreement also provides for the grant on December 1, 1994 of options to purchase 100,000 shares of Common Stock at an exercise price of $5.75 per share, the award of 20,000 shares of Common Stock and the award of 30,000 shares of restricted Common Stock, subject to vesting in one-third increments over a three year period. In the event of a change in control of the Company (as defined in the agreement), the restricted shares immediately vest.

  The Company or Mr. Doddridge may terminate the agreement at any time during the term. If Mr. Doddridge is terminated for cause or if he resigns for other than good reason (as defined in the agreement), no further payments are due to Mr. Doddridge. If Mr. Doddridge's employment is terminated due to his death or disability, the agreement provides that the Company will pay to him (or his designated beneficiary) a prorata bonus for the year during which Mr. Doddridge's employment is terminated. In addition, the Company will pay to Mr. Doddridge (or his beneficiary) his annual base salary and minimum annual bonus for two years. The agreement further provides that if Mr. Doddridge's employment is terminated by the Company without cause or by Mr. Doddridge for good reason, the Company will provide Mr. Doddridge with all salary, bonus and benefits to which he would be entitled under the agreement had his employment not been terminated.

  Mr. Marsh. The Registrant entered into an employment agreement with Mr. Marsh, Vice President -- Machining Services for a term ending on July 15, 1996. Pursuant to the agreement, the Company agreed to pay Mr. Marsh a base salary of $14,583.33 per month, subject to adjustment by agreement of the parties, a signing bonus of $68,000 and a $60,000 bonus for 1994. The Company agreed to provide to Mr. Marsh insurance and other benefits of the same type as provided to other executives.

  Either the Company or Mr. Marsh has the right to terminate the agreement, but if the Company terminates Mr. Marsh's employment without cause, it agreed to pay Mr. Marsh his base salary in effect at the time of termination for the remainder of the term of the agreement.

  Mr. Mathews. In connection with Mr. Mathews' retirement as Chairman and Chief Executive Officer on December 1, 1994, the Company agreed to pay Mr. Mathews the sum of $350,000 per year for three years. If Mr. Mathews dies during such three year period, the Company agreed to continue payments of his salary to his spouse until December 1, 1997. For three years after Mr. Mathews' retirement, the Company also agreed to provide Mr. Mathews and his spouse with medical and dental insurance, to provide Mr. Mathews with an automobile and office space and to pay the salary and benefits for an assistant for Mr. Mathews.

  Mr. Tarr. In connection with Mr. Tarr's retirement as President of Intermet International, Inc. as of December 31, 1994, the Company agreed to continue his 1994 salary and to provide medical and dental insurance for Mr. Tarr and his spouse for a period of one year.

                              INTERMET CORPORATION
            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors of the Company has furnished the following report on executive compensation for the fiscal year ending December 31, 1994.

COMMITTEE RESPONSIBILITIES

  The Compensation Committee of the Board is comprised of three non-employee directors. Committee responsibilities, with respect to the compensation of executive officers, including the Named Officers, of Intermet and its subsidiaries, include reviews and recommendations relative to the following compensation elements:

  . Base salary levels of the executive officers of Intermet;

  . All aspects of Intermet's annual bonus compensation plan;

  . Intermet's stock-based compensation;

  . All aspects of Intermet's two retirement plans, namely the 401(k) Savings and Investment Plan and the Employee Stock Ownership Plan Trust;

  . All employment agreements and amendments thereof; and

  . The process and substance of all other aspects of compensation.

  The Committee monitors market practices and trends, and makes revisions as necessary, to ensure that Intermet's programs are adequate to attract and retain the best possible executive talent.

OVERALL COMPENSATION PHILOSOPHY

  In 1994, the Committee redefined the Company's underlying compensation philosophy for 1995 and the resulting compensation changes will represent a significant departure from prior year practices. Historically, Intermet's compensation involved three primary components: (1) base salaries, considered to be competitive with the market, (2) bonus awards and (3) annual stock option grants. Going forward, the Company is focusing its efforts on re-distributing the mix of compensation across these three components. For 1995, the Committee's compensation goals for Intermet are as follows: (1) base salaries held slightly below prevailing market levels, (2) annual incentives based on pretax earnings, and (3) long-term incentive awards targeted at increasing the ownership stake of key executives. The three concepts, outlined below, will facilitate the implementation of the new compensation mix at Intermet:

  Management Development. The Company's compensation opportunities will be structured to attract, retain and motivate those individuals who are proficient in maximizing shareholder value.

  Pay for Performance. In 1995, the Company will base a greater portion of employee compensation on incentive pay, or pay for performance. The Company will emphasize variable, at-risk compensation that is dependent upon the employees' level of success in meeting specified Company goals.

  Equity Orientation. To properly align employee and shareholder interests, equity-based plans will represent a fundamental component of the at-risk portion of total compensation. Consistent with this philosophy, the Company will encourage its key executives to hold stock delivered through equity-based plans. This will promote a continuing focus on building profitability and shareholder value.

  The basic elements of Intermet's executive compensation packages are base salary, annual incentive compensation and long-term incentive compensation. The Committee's policies with respect to each of these elements are discussed below. In addition, while the elements of compensation described below are considered separately, the Committee takes into account the total compensation package afforded by Intermet to each individual, including pension benefits, severance plans, insurance and other benefits. All actions of the Committee with respect to executive compensation in 1994 were subsequently unanimously approved by the Board of Directors.

BASE SALARIES

  Individual salaries for specified executives are reviewed annually and recommendations for adjustments are made to the Board by the Chief Executive Officer based on individual responsibilities, performance over time and the Compensation Committee's judgment of overall Company financial performance.

  With respect to the fiscal year ending December 31, 1994, the Company maintained base salary levels considered to be competitive with the market. To establish competitive market levels for its key executives, the Committee utilized the services of independent third-party studies, published survey sources and market studies of comparably sized companies competing within the same markets as Intermet. Based on these findings, the Committee recommended a merit increase pool of 4.3%.

  For 1995, the Company's approach to base compensation will be to hold base compensation levels slightly below industry peer group averages. This will be accomplished with lower merit increases going forward. The effect of this strategy will be to control the fixed portion of compensation costs, while placing increased emphasis on the "at-risk" component, or annual incentive compensation, as discussed below.

ANNUAL INCENTIVE COMPENSATION

  The bonus program used in 1994 was based on the achievement of gross profit or operating profit goals at the Manufacturing Unit / Division Level and a pretax income goal at the Corporate Level. Although other non-financial performance measures were considered as possible measures for a portion of the annual bonus program, the Committee members decided that a simpler plan would be a stronger motivator for the Company's executives and managers. In an effort to improve Company operations, the bonus program was broadened to include key managers who directly report to operating unit managers.

  Target bonuses in 1994 were set for each Participant based on each executive's organizational level, position responsibilities and performance during the fiscal year. Actual bonus levels for key managers and operating unit managers in 1994 ranged from 0% to 112% of targeted bonus amounts. No bonuses were paid to key executives under the Plan. However, certain executives did receive bonuses based upon contractual agreements and $100,000 was paid to Curtis Tarr in recognition of his extra effort during George Mathews' leave of absence.

  For 1995, the Compensation Committee has implemented a Profit Sharing Plan for key executives on the Operating Committee. The purpose of this plan is to provide an incentive compensation system which rewards corporate operating management proportionately to the profitability of the Corporation. Participants will receive a percentage of audited annual pretax earnings of the Company before minority interests and corporate profit sharing adjustments.

LONG-TERM INCENTIVE COMPENSATION

  Intermet maintains, for key executives and management of Intermet and its subsidiaries, certain stock-based compensation plans, which allow the Committee to award the individuals it selects incentive and non-qualified stock options. Awards under these stock-based compensation plans directly link potential participant rewards to increases in stockholder value.

  Intermet historically has provided the majority of its stock-based compensation in the form of stock options. Stock options are granted with an exercise price equal to the market price of Intermet's Common Stock on the date of grant and become exercisable over a four year period. This approach is designed to encourage the creation of stockholder value and the retention of the executives over the long term, as this element of the compensation package has value only to the extent that stock price appreciation occurs.

  The Director's Stock Option Plan authorizes the Company to issue options for not more than 100,000 shares of the Company's Common Stock to directors. Options granted under the Plan must have an exercise price of no less than the fair market value of the Common Stock on the date of grant. No options may be granted after April 26, 2000, and the term of each option may not exceed ten years from the date of grant. During 1994, nine non-employee directors received a total of 18,000 stock options (or 2,000 options per Director) for shares of the Company's Common Stock at an exercise price of $9.19 per share.

  In 1984, the Company established a Key Individual Stock Option Plan and reserved 1,440,000 shares for option grants to key executives. The plan provided for the grant of both incentive and non-qualified stock options. During 1994, the Compensation Committee granted 308,000 options under the plan to 31 key executives and managers with exercise prices ranging from $9.19 to $10.11 per share. In addition, Mr. Doddridge was granted 100,000 options with an exercise price of $5.75 as a condition of his employment.

  In 1995 it will be the Company's intent to encourage stock ownership among its key executives. The Company has proposed, and submitted for approval in this Proxy Statement, the implementation of the Executive Stock Option and Incentive Award Plan. The Plan would permit the grant of non-qualified stock options, incentive stock options, as well as restricted stock and stock awards to key executives and managers of Intermet. The total number of shares available for grant under the Plan, as proposed, would be 1,500,000 shares. The purpose of this plan, when combined with the effects of the proposed changes in base and annual incentive compensation philosophy, is to form the third leg of the compensation plan so that key executives are rewarded only when the shareholders are rewarded.

BENEFITS

  The Company provides benefits at no charge to each salaried employee, including medical, dental, short and long-term disability, accidental death and dismemberment, life insurance and dependent life insurance. The Company also has a medical reimbursement plan available to the Named Officers and other key employees that compensates them for certain medical expenses not covered by the regular group insurance programs.

RETIREMENT PLANS

  The Company has a two-part retirement program: the 401(k) Savings and Investment Plan and the Employee Stock Ownership Plan Trust, which are available to eligible salaried employees, including the Named Officers.

  The 401(k) Savings and Investment Plan permits eligible salaried employees to contribute up to 10% of their compensation subject to certain limitations, and invest it in one or more of five investment funds offered through the Plan. The Company matches an individual's contribution at a rate of fifty cents for each dollar saved, up to 4% of pay. At the end of the year, the Company makes an added contribution to the individual's account of an amount equal to 2% of the individual's annual compensation.

  The Employee Stock Ownership Plan Trust purchases Common Stock of the Company for its eligible salaried employees. The Company contributes an amount equal to 3% of the individual's wages or salary.

OTHER AWARDS

  The Company provides automobiles for certain key employees including sales people. When these are used for personal rather than business needs, the Company determines the cost of that use and includes that amount on the W-2 form sent to the Internal Revenue Services.

  The Company has a salary continuation plan in the event of the death of certain key executives. Salary is paid for one year following the death of the Chairman or President of the Company, nine months for other executive officers of the Company, and six months for certain executive officers of one of the subsidiaries of the Company.

  The Company has no plan for payments to its executives in the event that an outside group takes control of the Company.

                  INTERMET CORPORATION COMPENSATION COMMITTEE
                                Vernon R. Alden
                                J. Frank Broyles
                                John P. Crecine

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

  Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the Russell 2000 Index and the cumulative total return for a group of companies consisting of Arvin Industries, Inc., Chrysler Corporation, Dana Corporation, Ford Motor Company, General Motors Corporation, MascoTech, Inc. (formerly known as Masco Industries, Inc.), Simpson Industries, Inc. and Standard Products Company, for the period of five years commencing on December 31, 1989 and ended December 31, 1994.

                             [GRAPH APPEARS HERE]

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
         AMONG INTERMET CORPORATION, PEER GROUP AND RUSSELL 2000 INDEX

Measurement period             Intermet       Peer      Russell 2000
(Fiscal Year Covered)         Corporation     Group        Index
- ---------------------         -----------     -----     -------------
Measurement PT -
12/31/89                        $ 100         $ 100        $ 100

FYE 12/31/90                    $  61         $  78        $  80
FYE 12/31/91                    $  94         $  76        $ 117
FYE 12/31/92                    $ 129         $ 114        $ 139
FYE 12/31/93                    $ 121         $ 187        $ 166
FYE 12/31/94                    $  88         $ 157        $ 163

                              CERTAIN TRANSACTIONS

  The Prudential Insurance Company of America ("Prudential") is the record owner of 2,364,846 shares (9.4%) of the outstanding Company Common Stock, with respect to which Prudential has certain piggyback registration rights. These registration rights expire December 31, 1995. On December 11, 1992, the Company sold $25,000,000 principal amount of Senior Notes due December 11, 2002 to Prudential.

  On March 31, 1992, a subsidiary of the Company acquired all of the common and preferred stock of PBM Industries, Inc. ("PBM"). In connection with the acquisition, the Company guaranteed approximately $9,000,000 of PBM's debt owed to Prudential, which debt was refinanced by the Company as part of the Trust Company Bank line of credit described below. Prudential and two of its affiliates were also minority shareholders of PBM. As a result of the acquisition of PBM by the Company, Prudential and its affiliates received approximately $479,138 in notes in partial payment for their equity interests. As of December 31, 1994, a subsidiary of the Company owed approximately $314,137 in principal and interest to Prudential on such notes.

  On August 31, 1992 the Company entered into a Credit Agreement with certain domestic and foreign lenders, relating to a $75,000,000 and DM 8,000,000 revolving line of credit. Trust Company Bank is one of the lenders under the Credit Agreement and also acts as agent for the other lenders. Trust Company Bank is the trustee of the Company's Employee Stock Ownership Plan Trust and in such capacity owns of record 1,502,247 (6.0%) of the Company's outstanding Common Stock.

  In September 1986, the Company sold all of the capital stock and intercompany debt of the Company's wholly-owned subsidiary, Intermet Transportation, Inc., to Eastern Inter-Trans Services, Inc. ("EITS") at book value. At the time of sale, A. Wayne Hardy, a director of the Company, was Chairman, Chief Executive Officer and a principal shareholder of EITS. The aggregate sale price was paid partially by delivery of a $240,000 unsecured, interest bearing promissory note (the "Note"), which was to have been repaid in 1991. EITS was subsequently liquidated. The Company attempted to restructure the Note's payment terms to result in collection of the Note, but during 1994 wrote off the $110,000 in principal and $30,559 in accrued interest on the Note.

  During 1994 the Company purchased $1,443,000 in machining services from a machining company of which Mr. George W. Mathews, Jr., a director of the Company, is a creditor and was a shareholder until September 1994. The Company believes that the services provided were on substantially the same terms as those prevailing at the time from other unrelated machining companies.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors held five meetings during 1994. All of the directors attended at least 75% of all meetings of the Board and of each committee of the Board on which they served except that Mr. Gross attended only one of two Audit Committee meetings held during 1994.

  The Compensation Committee of the Board of Directors sets the compensation for the Company's executive officers and key personnel. The Compensation Committee is currently comprised of Messrs. Alden, Broyles and Crecine. The Compensation Committee held two meetings during 1994.

  The Audit Committee reviews financial controls and the methods of preparation of the Company's financial statements, evaluates audit performance and reports on such matters to the Board. The Audit Committee, which is currently comprised of Messrs. Dorfmeuller, Gross, and McKenzie, held two meetings during 1994.

  The Company currently has no nominating committee or other committee performing similar functions.

                      APPOINTMENT OF INDEPENDENT AUDITORS

                                  (PROPOSAL 3)

  The Board of Directors has appointed Ernst & Young LLP as the Company's independent auditors for 1995, subject to approval of this appointment by the shareholders of the Company at the Annual Meeting.

  Ernst & Young LLP was the principal independent auditors for the Company for 1994. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSAL, AND THE ENCLOSED PROXY WILL BE SO VOTED IN THAT MANNER UNLESS THE SHAREHOLDER EXECUTING THE PROXY SPECIFICALLY VOTES TO THE CONTRARY OR ABSTAINS FROM VOTING ON THIS PROPOSAL.

                             SHAREHOLDER PROPOSALS

  In accordance with the provisions of Rule 14a-8(a)(-3)(i) of the Securities and Exchange Commission, proposals of shareholders intended to be presented at the Company's 1996 Annual Meeting must be received by November 30, 1995 in order to be eligible for inclusion in the proxy statement and form of proxy for that meeting.

                 OTHER MATTERS THAT MAY COME BEFORE THE MEETING

  Management of the Company knows of no matters other than those stated above that are to be brought before the meeting. If any other matter is presented for consideration and voting, the persons named as proxies in the enclosed Proxy intend to vote the Proxy in accordance with their judgment of what is in the best interest of the Company.

Dated: March 27, 1995

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                                  COMMON STOCK
                            OF INTERMET CORPORATION

                 DIRECTIONS FOR VOTING COMMON STOCK ALLOCATED
                  TO A PARTICIPANT'S ACCOUNT PURSUANT TO THE
              INTERMET CORPORATION EMPLOYEE STOCK OWNERSHIP TRUST

  The undersigned participant in the Employee Stock Ownership Plan ("ESOP") hereby directs Trust Company Bank as Trustee of the Intermet Corporation Employee Stock Ownership Trust to vote those shares of Common Stock of Intermet Corporation (the "Company") allocated to the undersigned's account in connection with the Annual Meeting of Shareholders of INTERMET CORPORATION to be held on April 27, 1995, and any adjournment thereof:

  1. [_] FOR all nominees for director listed below (except as marked to the contrary):

John Doddridge; Vernon R. Alden; J. Frank Broyles; John P. Crecine; Anton Dorfmueller, Jr.; John B. Ellis; Wilfred E. Gross, Jr.; A. Wayne Hardy; George
W. Mathews, Jr.; Harold C. McKenzie, Jr.; J. Mason Reynolds; Curtis W. Tarr.

 (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
                THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW)
- --------------------------------------------------------------------------------

   [_] WITHHOLD AUTHORITY to vote for all nominees listed above.

  2. Approval of the Intermet Corporation Executive Stock Option and Incentive Award Plan.
                     [_] FOR    [_] AGAINST    [_] ABSTAIN

  3. Appointment of Ernst & Young LLP as the independent auditors of the Company for 1995.
                     [_] FOR    [_] AGAINST    [_] ABSTAIN

  4. In accordance with their best judgment with respect to any other matters that may properly come before the meeting.
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
  THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" THE ELECTION AS DIRECTORS OF THE PERSONS NAMED IN THE PROXY, "FOR" APPROVAL OF THE STOCK OPTION AND INCENTIVE
AWARD PLAN AND "FOR" APPROVAL OF THE INDEPENDENT AUDITORS, AND, UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY
WILL BE SO VOTED. THE TRUSTEE WILL VOTE THOSE SHARES ALLOCATED TO ESOP PARTICIPANTS FOR WHICH IT DOES NOT RECEIVE TIMELY VOTING INSTRUCTIONS.

                                       Please sign exactly as name appears on
                                       these Directions.


                                       ________________________________________
                                       Note: When signing as an attorney,
                                       trustee, administrator or guardian,
                                       please give your title as such. In the
                                       case of joint tenants, each joint owner
                                       must sign.


                                       Date: __________________________________

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
                                  COMMON STOCK
                            OF INTERMET CORPORATION

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                 FOR THE 1995 ANNUAL MEETING OF SHAREHOLDERS.

   The undersigned hereby appoints John Doddridge and James W. Rydel, or either of them with power of substitution to each, the proxies of the undersigned to vote the Common Stock of the undersigned at the Annual Meeting of Shareholders of INTERMET CORPORATION (the "Company") to be held on April 27, 1995, and any adjournment thereof.

  1. [_] FOR all nominees for director listed below (except as marked to the contrary):

John Doddridge; Vernon R. Alden; J. Frank Broyles; John P. Crecine; Anton Dorfmueller, Jr.; John B. Ellis; Wilfred E. Gross, Jr.; A. Wayne Hardy; George
W. Mathews, Jr.; Harold C. McKenzie, Jr.; J. Mason Reynolds; Curtis W. Tarr.

 (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
                THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW)
- --------------------------------------------------------------------------------

   [_] WITHHOLD AUTHORITY to vote for all nominees listed above.

  2. Approval of the Intermet Corporation Executive Stock Option and Incentive Award Plan.
                     [_] FOR    [_] AGAINST    [_] ABSTAIN

  3. Appointment of Ernst & Young LLP as the independent auditors of the Company for 1995.
                     [_] FOR    [_] AGAINST    [_] ABSTAIN

  4. In accordance with their best judgment with respect to any other matters that may properly come before the meeting.

- --------------------------------------------------------------------------------

 -------------------------------------------------------------------------------
  THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" THE ELECTION AS DIRECTORS OF THE PERSONS NAMED IN THE PROXY, "FOR" APPROVAL OF THE STOCK OPTION AND INCENTIVE AWARD PLAN AND "FOR" APPROVAL OF THE INDEPENDENT AUDITORS, AND, UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

                                       Please sign this Proxy exactly as name
                                       appears on the Proxy.



                                       ________________________________________
                                       Note: When signing as an attorney,
                                       trustee, administrator or guardian,
                                       please give your title as such. In the
                                       case of joint tenants, each joint owner
                                       must sign.


                                       Date: __________________________________

- --------------------------------------------------------------------------------